Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of March 24, 2015 (the “Effective Date”) between Continental Building Products Operating Company, LLC (together with its parent, Continental Building Products, Inc., the “Company”) and James W. Bachmann (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to be employed by the Company, in each case, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Executive’s employment hereunder shall commence on the Effective Date and end on the date the Executive’s employment is terminated pursuant to Section 4 hereof (the “Employment Period”). During the Employment Period, the Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company and its subsidiaries and affiliates and will not engage in (i) any other employment or business activities, or (ii) any other activities for any direct or indirect remuneration that would be harmful or detrimental to the business and affairs of the Company or that would interfere with his duties hereunder. The foregoing, however, shall not preclude the Executive from serving on civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.

2. Position. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, and shall report directly to the Board of Directors of the Company. During the Employment Period, the Executive shall also serve in such other capacities as may be reasonably requested from time to time by the Board of Directors of the Company (the “Board”) consistent with the Executive’s position and shall render such other services for the Company as the Board may from time to time reasonably request and as shall be consistent with the Executive’s position and responsibilities.

3. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a rate of $425,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review from time to time as determined by the Board or a committee thereof (the “Base Salary”).

(b) Bonus. With respect to each fiscal year ending during the Employment Period, in addition to the Base Salary, the Executive may be eligible to earn an annual cash performance bonus based upon the achievement of performance targets established by the Board (or a committee thereof). The target amount for such annual cash performance bonus is 100% of Base Salary.

(c) Participation in Benefit Plans. During the Employment Period, the Executive shall be entitled to receive all perquisites and participate in all benefit plans and programs maintained by the Company that are available generally to its senior executives; provided, however, that the Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate the general applicability of such perquisites, plans and programs. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.

(d) Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4. Termination of Employment. Subject to the further provisions of this Section 4, the Employment Period and the Executive’s employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Executive will be required to give written notice of any termination of the Executive’s employment as set forth in this Section 4. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern the Executive’s rights to compensation and benefits upon termination of employment with the Company.

(a) Notice of Termination. Any termination or resignation of the Executive’s employment by the Company or by the Executive, as applicable, under this Section 4 (other than termination of employment as a result of the Executive’s death) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating whether the termination is for or without Cause or the resignation is for or without Good Reason, (ii) indicating the specific termination provision in this Agreement relied upon, (iii) except with respect to a termination by the Company without Cause or by reason of the Executive’s resignation without Good Reason, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iv) specifying a date of termination (the “Date of Termination”), which, if submitted by the Executive, shall be thirty (30) days following the date of such notice (or the first business day following the last day of the Cure Period, in the case of Executive’s resignation for Good Reason, or such other date as mutually agreed by the Company and the Executive).

(b) Accrued Rights. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Base Salary through the Date of Termination not theretofore paid; any expenses owed to the Executive under Section 3(d); and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”).

(c) Termination by the Company without Cause or Resignation For Good Reason. If the Executive’s employment shall be terminated by the Company without Cause (and not by reason of Executive’s death or Disability) or by the Executive for Good Reason, then, in addition to the Accrued Rights, the Company shall (subject to the Executive’s execution, within twenty-one (21) days following the Date of Termination, of a waiver and general release of claims in a form provided by the Company, and such general release of claims becoming effective and irrevocable in accordance with its terms) (i) continue to pay to the Executive, in accordance with the Company’s regular payroll practice following the Date of Termination, the Executive’s Base Salary for a period of 24 months; provided, that the Company shall not be obligated to make any such payments described in this Section 4(c) after the date the Executive first violates any of the restrictive covenants set forth in this Agreement (including Section 5 hereof), and (ii) pay in accordance with its customary procedures, a pro-rata portion of Executive’s bonus, based on Executive’s performance during the period of the year in which Executive was employed by the Company (the “Bonus”). Following the Executive’s termination of employment by the Company without Cause (and not by reason of Executive’s death or Disability) or the Executive for Good Reason, except as set forth in this Section 4(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company for Cause; Resignation Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or upon the Executive’s resignation without Good Reason, the Executive shall only be entitled to receive the Accrued Rights. Following the Executive’s termination of employment by the Company for Cause or upon the Executive’s resignation without Good Reason, except as set forth in this Section 4(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Disability or Death. The Employment Period and the Executive’s employment hereunder shall terminate immediately upon the Executive’s death and may be terminated by the Company if the Executive becomes or is reasonably expected to be (in the good faith judgment of the Board) physically or mentally incapacitated and is therefore unable for a period of 60 consecutive days or for an aggregate of four months in any twelve consecutive month period to perform the essential functions of Executive’s position, with or without a reasonable accommodation (such incapacity is hereinafter referred to as “Disability”), in each case, in a manner consistent with applicable state and federal law. Upon termination of the Executive’s employment hereunder by reason of his Disability or death, the Executive or the Executive’s estate (as the case may be) shall only be entitled to receive the Accrued Rights, the Bonus, plus such additional payments, if any, as determined by the Board in its sole discretion. Following the termination of the Executive’s employment by reason of the Executive’s Disability or death, except as set forth in this Section 4(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Return of Property. Upon cessation of the Executive’s employment with the Company for any reason, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any subsidiary of the Company (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any subsidiary of the Company during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any subsidiary of the Company. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any subsidiary of the Company that has been or is inadvertently directed to the Executive following the Executive’s last day of the Executive’s employment. The provisions of this Section 4(f) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its subsidiaries, and are not meant to and do not excuse such obligations. Upon the termination of his employment with the Company and its subsidiaries, the Executive shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 4(f).

(g) Resignation of Offices. Promptly following any termination of the Executive’s employment with the Company (other than by reason of the Executive’s death), the Executive shall promptly deliver to the Company reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee or officer of the Company or any subsidiary of the Company. The Executive shall forfeit payment of any amounts otherwise due pursuant to this Section 4 until the Executive has complied with the provisions of this Section 4(g).

(h) Further Assurances; Cooperation. Following the termination of the Executive’s employment with the Company, the Executive shall execute any and all documents to secure the Company’s right to any Work Product (as defined in Section 5(b)), and the Executive agrees to make himself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with the Company and its subsidiaries (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any subsidiary of the Company, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall promptly reimburse the Executive for any reasonable travel and other expenses incurred in connection with cooperation provided under this Section 4(h) in accordance with this Company’s applicable expense reimbursement policies and procedures.

5. Restrictive Covenants.

(a) Confidential Information. During the course of the Executive’s employment with the Company, the Executive will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Executive agrees that the Confidential Information constitutes a protectable business interests of the Company and its affiliates and covenants and agrees that at all times during the Executive’s employment with the Company, and at all times following the Executive’s termination, the Executive will not, directly or indirectly, disclose any Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Executive, applicable to or in any way related to: (i) the present or future business of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available product or literature; information that the Executive lawfully acquires from a source other than the Company or its affiliates or any client or vendor of any member of the Company or its affiliates (provided that such source is not bound by a confidentiality agreement with any member of the Company or its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates.

(b) Intellectual Property Ownership. The Executive hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by the Executive, solely or jointly with others, during the course of performing work for or on behalf of the Company or any subsidiary of the Company, whether as an employee or independent contractor, at any time during the Employment Period, (ii) that the Executive conceives, develops, discovers or makes in whole or in part during the Executive’s employment by the Company that relate to the business of the Company or any subsidiary of the Company or the actual or demonstrably anticipated research or development of the Company or any subsidiary of the Company, (iii) that the Executive conceives, develops, discovers or makes in whole or in part during or after the Executive’s employment by the Company that are made through the use of any of the equipment, facilities, supplies, trade secrets or time of the Company or any subsidiary of the Company, or that result from any work the Executive performs for the Company or any subsidiary of the Company or (iv) developed or created by the Executive, solely or jointly with others, at any time before the Employment Period, that relate to or involve the Company’s businesses (including, but not limited to, the business of the Company (as defined in Section 5(c) below)) (collectively, the “Work Product”). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a “work made for hire” as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, the Executive for any reason retains any right, title or interest in or relating to any Work Product, the Executive agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at any time during or after the Employment Period, the Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement. The Executive will promptly disclose to the Company any such Work Product in writing.

(c) Agreement Not to Compete. The Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Executive further acknowledges that the Confidential Information is of significant competitive value to the Company the industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Executive’s employment and the benefits provided to the Executive (including, without limitation, the benefits payable to the Executive pursuant to this Agreement, the Executive agrees that during the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Date of Termination (the “Restricted Period”), without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) the Executive shall not directly or indirectly (including, without limitation, as an employee, officer, director, owner, consultant, manager, or independent contractor) compete with the Company or any subsidiary or affiliate of the Company (collectively, the “Company Group”) within any state, province or region in any country in which the Company Group conducts business as of the Date of Termination. For the purposes of this Section 5(c), the business of the Company Group shall include any business in any state, province or region in any country in which the Company Group conducts business as of the Date of Termination that manufactures and/or sells (i) wallboard for interior and exterior applications, (ii) joint compounds and/or (iii) other related products. The foregoing, however, shall not prevent the Executive’s passive ownership of up to five percent (5%) or less of the equity securities of any publicly traded company.

(d) Agreement Not to Solicit Employees. The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly solicit, recruit or hire any person who either currently is, or as of the Date of Termination is, an employee of the Company or an affiliate for purposes of providing Competitive Services (provided, however, that the foregoing provision shall not prohibit solicitations made by the Executive to the general public or general solicitations to persons employed in the building products business). For purposes of this Agreement, “Competitive Services” means products and services of the manner and kind provided by the Company to any customer during the one-year period preceding Executive’s termination of employment with the Company.

(e) Agreement Not to Solicit Business Contacts. The Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly, for the purposes of providing Competitive Services, (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company and/or any of its subsidiaries (each a “Business Contact”) to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Contact to conduct with anyone else any business or activity conducted or, to the Executive’s knowledge, under consideration by the Company and/or any of its subsidiaries as of the Date of Termination that such Business Contact conducts or could conduct with the Company and/or any of its subsidiaries.

(f) Non-Disparagement. The Executive shall not, while employed by the Company or at any time thereafter, disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or an affiliate with the public generally, or with any of its customers, vendors or employees.

(g) Enforcement. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 5. The Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by such restraints. The Executive further acknowledges that, were he to breach any of the covenants of the Executive contained in this Section 5, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to them, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants.

6. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7. Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

8. Section 409A of the Internal Revenue Code. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 4 are intended to be made in reliance upon Treas. Reg. § 1.409A-1(b)(4) (short-term deferral). No amounts payable under this Agreement upon the Executive’s termination of employment shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

9. Governing Law and Jurisdiction. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof. The Company and the Executive hereby consent and submit to the exclusive personal jurisdiction and exclusive venue of the United States District Court for the Eastern District of Virginia, Alexandria Division for resolution of any and all claims, causes of action or disputes arising out of or directly or indirectly related to this Agreement.

10. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any affiliate or in the event that the Company shall after the Effective Date effect a reorganization, consolidate with or merge into, any entity or transfer all or substantially all of its properties or assets to any entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.

13. Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter, including without limitation any previous employment agreements entered into between Executive and the Company or any of its affiliates.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

15. Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

17. Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Cause” shall be deemed to exist if any of the following items shall apply:

(i) a breach of any agreement between the Executive and the Company or any affiliate, including, without limitation, a breach by the Executive of the Executive’s obligations under this Agreement or the Award Agreement; (ii) intentional misconduct as an officer or employee of the Company (but acts in the nature of bad business judgment shall not be considered “misconduct” for this purpose) or a material violation by the Executive of material written policies of the Company or specific written directions of the person or persons to whom the Executive reports and under whose direction the Executive is subject (other than any such failure resulting from the Executive’s short-term incapacity due to physical or mental illness, and provided further that if the Executive voluntarily terminates his or her employment for Good Reason, this type of refusal shall not be deemed a violation of specific written directions for purposes of this clause (ii)); (iii) a breach of any fiduciary duty which the Executive owes to the Company or any affiliate in his capacity as an employee or officer or member of the board of directors of such entity; (iv) the conviction or plea of guilty or no contest by the Executive with respect to (A) a felony, or (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud or (C) driving under the influence (or any similar related offense); (v) the use of illicit drugs or other illicit substances or the addiction to licit drugs or other substances; or (vi) an unexplained absence from work for more than ten (10) consecutive days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and Disability excepted). Notwithstanding the immediately preceding paragraph, the Executive’s employment will be deemed to have been terminated for Cause if it is determined subsequent to Executive’s termination of employment that grounds for termination of his employment for Cause existed at the time of Executive’s termination of employment.

(b) “Good Reason” shall be deemed to exist if, without the Executive’s consent: (i) there is a material diminution in the duties, responsibilities, or authority, or reporting relationship of the Executive to whom the Executive reports and under whose direction the Executive is subject; (ii) the Company or an affiliate requires the Executive to move the Executive’s principal business location as of the Effective Date to another location, and the distance between the Executive’s former residence and new principal business location is at least seventy-five (75) miles greater than the distance between the Executive’s residence and former principal business location; or (iii) there is a reduction in the Executive’s then Base Salary or annual cash performance bonus target amount, other than a reduction which is part of a general cost reduction affecting at least ninety percent (90%) of similarly situated employees and which does not exceed ten percent (10%) of the Executive’s then Base Salary and annual cash performance bonus target amount in the aggregate when combined with any such prior reductions. In each such case of Good Reason, the Executive shall provide the Company with written notice of the grounds for a Good Reason termination, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”). Resignation by the Executive following the Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Participant’s termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.

(c) “Award Agreement” shall mean the Award Agreement dated as of September 16, 2013 by and between Executive and LSF8 Gypsum Holdings, L.P., as from time to time amended, supplemented, restated or otherwise modified.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the Effective Date.

EXECUTIVE

By:	/s/ James W. Bachmann
Name: James W. Bachmann
Title: Chief Executive Officer

CONTINENTAL BUILDING PRODUCTS OPERATING COMPANY, LLC

By:	/s/ Timothy Power
Name: Timothy Power
Title: SVP & General Counsel

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT